Exhibit 10.6A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 1st day of January, 2013 (the "Effective Date"), by and between American Public University System, Inc., a West Virginia corporation (the "Company") having an address of 111 West Congress Street, Charles Town, West Virginia 25414, and Decent LLC (the "Consultant”) having an address of                                                                              .

WHEREAS, the Consultant is an organization with expertise in information technology, computer-based information systems, learning management systems and the provision of online higher education services; and

WHEREAS, the Company desires to obtain the benefits of the Consultant’s expertise and knowledge as a consultant and the Consultant desires to provide consulting services to the Company on the terms provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Services to be Provided by the Consultant

The Consultant agrees to provide business consulting services on a nonexclusive basis to the Company, and in this capacity, to provide the Company with consulting services related to information technology, computer-based information systems, learning management systems (including Sakai), the provision of online higher education services, and other matters relevant to the Company's business as determined by the Company from time to time (collectively, the "Services"). The Consultant agrees to provide the Services during the Term as requested by the Company in its discretion. Consultations, meetings and/or work shall be held at such times and locations as may be agreed upon between the parties, but normally the Consultant will perform the Services at the offices of the Company in Charles Town, West Virginia. In addition, the Consultant will make himself available and perform the Services on the telephone, via the internet, and at such other places as designated by the Company as necessary in its discretion. The Consultant shall report to the Chief Operations Officer of the Company.

Section 2. Compensation; Indemnity

2.01 Fees and Expenses. In consideration of the Consultant's performance of the Services and the covenants and agreements contained herein, the Company agrees to pay the Consultant $28,000 per month during the Term, payable on the last day of each month during the Term with the exception that the January 2013 payment will be made before December 31, 2012. During the Term, the Company will also reimburse Consultant for all reasonable and customary expenses incurred by the Consultant in performing the Services for the Company in accordance with this Agreement, including expenses of travel and living expenses while away from home on business at the request of and in the service of the Company; provided that, such expenses are incurred, approved and accounted for in accordance with the policies and procedures established by the Company. Travel expenses to Charles Town and Manassas are part of the monthly fee and will not be expensed.

2.02 Indemnification by Company. The Company agrees to indemnify and hold harmless the Consultant (and each partner or employee thereof) from and against any losses, claims, damages or liabilities arising from third party claims or actions related to his performance of the Services in accordance with this Agreement; provided, however, that the Company shall not be liable in any such case to the extent that any loss, claim, damage or liability arises out of or is based upon (i) the gross negligence or willful misconduct of the Consultant or his employees or agents, or (ii) the Consultant's breach of this Agreement.

Promptly after receipt by the Consultant of notice of the commencement of any action, it shall, if a claim in respect thereof is to be made against the Company under this indemnification provision, notify the Company in writing of the commencement thereof. Upon the Company having notice of the pendency of any such action, the Company shall be entitled in its discretion to participate therein and/or to assume the defense thereof.

2.03 Indemnification by Consultant. The Consultant agrees to indemnify and hold harmless the Company (and its affiliates, officers, directors, employees and agents) from and against any losses, claims, damages or liabilities arising from third party claims or actions arising out of or based upon the gross negligence or willful misconduct of the Consultant or his employees or agents.

Promptly after receipt by the Company of notice of the commencement of any action, it shall, if a claim in respect thereof is to be made against the Consultant under this indemnification provision, notify the Consultant in writing of the commencement thereof. Upon the Consultant having notice of the pendency of any such action, the Consultant shall be entitled in its discretion to participate therein and/or to assume the defense thereof.

Section 3. Relationship of Parties; Compliance

3.01 Independent Contractor. The Consultant is an independent contractor and is not an agent or employee of, and the Consultant has no authority to bind or obligate the Company by contract or otherwise. The Consultant will perform the Services under the general direction of the Company, but the Consultant will determine, in the Consultant's sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that the Consultant shall at all times comply with applicable law. The Company has no right or authority to control the manner or means by which the Services are accomplished.

3.02 Employment Taxes and Benefits. The Consultant will report as self-employment income all compensation received by the Consultant pursuant to this Agreement. The Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by the Consultant pursuant to this Agreement. The Consultant will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by the Company pertaining to any bonus, profit sharing or similar benefits for the Company's employees.

3.03 Compliance with Law; Benefit of Company. The Consultant will at all times conduct its business in a manner consistent with all applicable state, federal and local laws, rules and regulations. The Consultant will at all times conduct itself and its business in an ethical manner, and in a manner that reflects positively upon the Company. At all times, the Services shall be performed for the benefit of the Company. The Consultant represents that it has complied with all state, federal or local laws regarding business permits, certificates, licenses, and all other requirements necessary, if any, to perform the services described herein. The Consultant will at all times remain solely and exclusively responsible for the conduct of its business.

3.04 Student Records. To the extent that the Consultant receives or has access to student-related records and personally identifiable information contained in such records (collectively, "Student Records"), the Consultant agrees to maintain such Student Records in accordance with the requirements of the Family Educational Rights and Privacy Act, 20 USC 1232g, and its implementing regulations, 34 CFR pt. 99, as each may be amended from time to time and other applicable laws pertinent to Student Records. Without limiting the foregoing, the Consultant agrees that (a) it is subject to the requirements of 34 CFR § 99.33(a) governing the use and redisclosure of Student Records; (b) it shall not maintain, use, disclose, or allow access to Student Records except as permitted by this Agreement or as otherwise authorized by the Company; and (c) to the extent that the Company discloses Student Records to the Consultant under this Agreement, the Consultant shall use the information only for the purposes for which disclosure is made.

Section 4. Confidential Information; Work Product

4.01 Confidentiality. The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant's obligations or performance of Services in accordance with this Agreement that concerns the personal, business, financial or other affairs of the Company will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations without the prior written approval of the Company.

4.02 Work Product. The Consultant and the Company agree that, as between them, the Company shall own all intellectual property rights in the results of the Services to the maximum extent permitted by law. Accordingly, the Company shall own all discoveries, designs, developments, improvements, technology, inventions (whether or not protectable under patent laws), software, works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress that the Consultant, solely or jointly with others, conceives, develops or reduces to practice in the performance of the Services under this Agreement (collectively "Work Product"), and, to the fullest extent permissible, such Work Product shall be a work for hire. The Consultant shall promptly disclose and describe to the Company all Work Product. The Consultant hereby does and will assign to the Company all of the Consultant's right, title and interest in and to any and all Work Product and all associated records. To the extent any of the rights, title and interest in and to Work Product cannot be assigned by the Consultant to the Company, the Consultant hereby grants to the Company an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice, use and exploit such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Work Product can neither be assigned nor licensed by the Consultant to the Company, the Consultant hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company's successors in interest. Except in the performance of this Agreement for the benefit of the Company or as otherwise agreed by the Company in writing, the Consultant shall not use Work Product or disclose Work Product to any third party.

Section 5. Term. The term of this Agreement shall be the six (6) month period from the Effective Date to June 30, 2013 (the "Term"), unless terminated earlier pursuant to Section 6 herein. The Agreement shall not be renewed or extended beyond the Term without a written amendment signed by both parties. Notwithstanding any termination or expiration of this Agreement, the Consultant, in consideration of payments received hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination or expiration of this Agreement.

Section 6. Expiration

6.01 Expiration. This Agreement shall expire at the end of the Term.

Section 7. Effect of Expiration or Termination

7.01 Survival of Obligations. Upon the expiration or termination of this Agreement for any reason, each party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement will not relieve either party of its obligations under Sections 2.02, 2.03, 3.02, 3.03, 4, 7, 8 and 9, nor will expiration or termination relieve the Consultant or the Company from any liability arising from any breach of this Agreement.

7.02 Return of Confidential Information. Upon the expiration or termination of this Agreement for any reason, the Consultant will promptly notify the Company of all Confidential Information in the Consultant's possession and, at the expense of the Company and in accordance with the Company's instructions, will promptly deliver to the Company, or destroy at the Company's request, all such Confidential Information.

Section 8. Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9. General

9.01 Assignment. The Consultant may not assign this Agreement or any of the Consultant's rights or delegate the Consultant's duties under this Agreement either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Company. Any attempted assignment or delegation without such consent will be void and of no force and effect,

9.02 Governing Law; Severability. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of West Virginia, as such laws are applied to agreements entered into and to be performed entirely within West Virginia between West Virginia residents without regard to any conflicts of law provisions. The parties consent to the exclusive jurisdiction of the courts of the State of Maryland to resolve any disputes regarding or arising from this Agreement, or the transaction between the parties. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

9.03 Remedies. The Consultant's obligations under this Agreement are of a unique character that gives them particular value. The Consultant's breach of any of such obligations may result in irreparable and continuing damage to the Company for which money damages would be insufficient; and therefore, the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such equitable remedies shall be in addition to any other remedies available to the Company at law or in equity.

9.03 Notices. Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier to the address set forth above or such other address as the party specifies in writing. Such notice will be effective upon its mailing.

9.04 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

9.05 Complete Understanding; Modification. This Agreement constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

COMPANY		CONSULTANT

By:	/s/ Peter W. Gibbons	By:	/s/ W. Dale Young
Printed Name:	Peter W. Gibbons	Printed Name:	W. Dale Young
Title:	SVP, CAO	Title: